Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO	For Release 8:00 a.m. EDT July 19, 2005
Thomas R. Melendrez, Senior Vice President
(510) 668-7000

Exar Corporation Reports First Quarter Fiscal 2006 Results

Fremont, California, July 19, 2005 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported fiscal 2006 first quarter operating results. Revenue for the quarter ended June 30, 2005 was $15.9 million, up 16.5% sequentially from $13.7 million in the fourth quarter of fiscal 2005 and down 2.3% from $16.3 million for the same period last year. Network and transmission products acquired from Infineon Technologies accounted for approximately 6.0% of total quarterly revenue. In the quarter, network and transmission product revenue was up 48.2% as compared to the prior quarter. Serial communication product revenue also increased approximately 5.2% sequentially.

First quarter operating loss was $0.76 million, as compared to a loss of $1.2 million for the prior quarter. Operating income was just above break even for the same period last year. Net income for the quarter was $1.8 million, as compared to $1.3 million for the prior quarter and for the first quarter of fiscal 2005. For the quarter, EPS was $0.04 per diluted share, as compared to $0.03 for the prior quarter and for the same period last year.

Gross margin was 67.0%, which reflects the effect of a $200,000 charge (or 1.3% of net sales) for amortization of intangible assets associated with the acquisition completed in the first quarter. Cash, cash equivalents and marketable securities decreased by $8.8 million in the quarter primarily due to the $11.1 million acquisition payment.

“We are encouraged with our progress toward operating profitability in the quarter and are optimistic that the current market momentum will carry through the summer months,” stated Roubik Gregorian, Chief Executive Officer and President. “The recently completed product and technology acquisition from Infineon has yielded immediate value by broadening our capabilities and adding products of strategic value to customers such as Alcatel, one of the world’s largest broadband-equipment suppliers and one of our focus accounts,” remarked Dr. Gregorian. “This investment had a slightly positive impact to net income and was neutral to earnings per share in the quarter. For the current fiscal year, the transaction is expected to be accretive to EPS. We remain active in exploring all opportunities to continue to create and deliver shareholder value. In our view, augmenting our product offerings via acquisition is just one component of our overall strategy for value enhancement for our shareholders.”

Product Summary

During the quarter, the Company continued its focus on technology leadership by introducing the industry’s smallest single-channel UART in a 24-pin QFN package. This product is ideal for portable consumer applications that require increased performance, functionality, and power savings in a smaller form factor.

The Company also extended its SONET/SDH product offering with the introduction of two new optical transceivers, the XRT91L82 (STS-48/STM-16 PHY) with a fully integrated industry standard 16-bit LVDS/LVPECL interface, and the XRT91L30, the Company’s first OC-12/OC-3 transceiver. Both devices offer significant improvement in system jitter performance and design flexibility and are ideal for cost-sensitive applications including add-drop multiplexers, cross-connect equipment, DWDM termination equipment, and optical modules. The Company offers customers a full range of SONET/SDH products at transmission speed options, from OC-3, OC-12, OC-48 through OC-192.

Regulatory Compliance/Current Business Outlook

The Company adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. The Company will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be, and other applicable laws, rules and regulations.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the second quarter fiscal 2006 ending September 30, 2005, the Company is forecasting revenue growth around 3.0% to 5.0% with projected EPS of approximately $0.04 to $0.05 per diluted share.

Earnings Conference Call

The Company invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the first quarter fiscal 2006, today, Tuesday, July 19, at 1:30 p.m. EDT. To access the conference call, please dial (800) 874-8975 by 1:20 p.m. EDT. In addition, a live webcast will also be available. To access the webcast, please go to the Company’s investors’ homepage at: http://www.exar.com. A replay of the call will be available starting at 5:30 p.m. EDT today until 8:00 p.m. EDT on July 26, 2005. To access the replay, please dial (800) 642-1687 and use conference ID number 7727498.

Safe Harbor

The Company’s statements about its future financial performance, progress toward operating profitability, current market momentum, and the accretive nature of the Infineon transaction, among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending, specifically in telecommunications, and data communications markets; continued softness in demand for network and transmission products; adjustments in interest rates; possible disruption in commercial activities as a consequence of terrorist activity, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products including those recently acquired; competitive factors, such as pricing or competing solutions, customer ordering patterns; shortfall in anticipated revenue from or manufacturing issues related to the recently acquired products and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2005.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 275 people worldwide. For more information about the Company visit:

http://www.exar.com.

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EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED
	JUNE 30, 2005	MARCH 31, 2005	JUNE 30, 2004
Net sales	$15,912	$13,656	$16,287

Cost of sales:
Product cost of sales	5,051	3,994	5,256
Amortization of purchased intangible assets	200	—	—

Total cost of sales	5,251	3,994	5,256

Gross profit	10,661	9,662	11,031

Operating expenses:
Research and development	6,232	5,691	5,659
Selling, general and administrative	5,186	5,136	5,331

Total operating expenses	11,418	10,827	10,990

Income (loss) from operations	(757)	(1,165)	41

Interest income and other, net	3,000	2,711	1,588

Income before income taxes	2,243	1,546	1,629
Provision for income taxes	493	233	326

Net income	$1,750	$1,313	$1,303

Earnings per share:
Basic earnings per share	$0.04	$0.03	$0.03

Diluted earnings per share	$0.04	$0.03	$0.03

Shares used in the computation of earnings per share:

Basic	42,222	41,829	41,261

Diluted	42,687	42,537	42,419

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	JUNE 30, 2005	MARCH 31, 2005
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$437,535	$446,285
Accounts receivable, net	5,433	3,899
Inventories	3,640	3,659
Other current assets	6,564	6,340

Total current assets	453,172	460,183

Property, plant and equipment, net	26,984	27,317
Other long-term investments	4,098	3,978
Deferred income taxes, net	11,343	11,130
Goodwill and intangible assets, net	10,726	—
Other non-current assets	1,415	1,672

Total assets	$507,738	$504,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$12,682	$12,891
Long-term obligations	1,329	1,342

Total liabilities	14,011	14,233

Total stockholders’ equity	493,727	490,047

Total liabilities and stockholders’ equity	$507,738	$504,280